UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2008 (February 18, 2008)

Commission File Number: 0-24260

Amedisys, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	11-3131700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On February 18, 2008, Amedisys, Inc. (the “Company”) entered into a definitive stock purchase agreement by and among the Company, Amedisys TLC Acquisition, L.L.C. (as Buyer), TLC Health Care Services, Inc. (“TLC”), TLC Holdings I, Corp. (“Holdco”), and the securityholders of TLC and Holdco (as Sellers) (the “Sellers”) to acquire all of the outstanding shares of TLC. TLC is a provider of home nursing and hospice services with 92 home health and 11 hospice agencies located in 22 states and the District of Columbia. The purchase price to be paid by the Company is $395.0 million in cash, subject to certain customary purchase price adjustments for working capital, cash, indebtedness and transaction expenses. Closing of the transaction is subject to customary closing conditions, including receipt of certain regulatory approvals.

The purchase agreement provides for a two-step closing process in the event state regulatory approval of the transaction as it affects certain TLC operations, specifically those in West Virginia and the District of Columbia, are not received by the initial closing date. In such event, a portion of the purchase consideration would be placed into escrow pending receipt of those state approvals and the Company and TLC would enter into a shared services agreement for the affected locations during that interim period. Other than the purchase and sale agreement, there is no known relationship between the Company or any of its affiliates, and TLC, Holdco, or any of the Sellers.

The parties expect to close the transaction on or before April 30, 2008. The purchase agreement has a termination date of April 30, 2008, which can be extended by either of the parties in the event certain conditions have not been satisfied prior to that time. Although the purchase agreement is not subject to a financing condition, if the lender parties to the commitment letter described below fail to fund their commitments, the Company may terminate the purchase agreement upon payment of a termination fee of $8 million.

Financing Commitment Letter

On February 18, 2008, the Company entered into a commitment letter (the “Commitment Letter”) and related fee letter with J.P. Morgan Securities Inc. JPMorgan Chase Bank, N.A. (“JPMCB”), UBS Securities LLC, UBS Loan Finance LLC (“UBS”), CIBC, Inc. (“CIBC”) and Oppenheimer & Co. Inc., pursuant to which, and subject to the terms and conditions set forth therein, $500 million in credit facilities (the “Facilities”) will be made available to the Company as follows: (a) JPMCB has committed to provide $200,000,000 of the Facilities, (b) UBS has committed to provide $200,000,000 of the Facilities, and (c) CIBC has committed to provide $100,000,000 of the Facilities.

The Company intends to use the proceeds from the Facilities to finance the TLC acquisition, to pay fees and expenses associated with the TLC acquisition and closing the Facilities and for general corporate purposes. The commitments terminate on the earlier of April 30, 2008, or the closing of the Facilities and related transactions contemplated by the Commitment Letter.

A copy of the Commitment Letter is attached to this current report on Form 8-K as Exhibit 99.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Commitment Letter and the transactions contemplated thereby is not intended to be complete, and is qualified in its entirety by the complete text of the Commitment Letter.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable

(b)	Pro Forma Financial Information.

Not applicable

(c)	Shell Company Transactions.

Not applicable

(d)	Exhibits.

99.1     Commitment Letter for $500 million in credit facilities

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amedisys, Inc.

Date: February 22, 2008	By:	/s/ Dale E. Redman
Dale E. Redman Chief Financial Officer

Exhibit Index

Exhibit No.	Description

EX-99.1	Commitment letter for $500 million in credit facilities

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